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                                                                   EXHIBIT 23.b.


In filing this Annual Report on Form 11-K, the Company is required to obtain and include a written consent from its former auditors, Arthur Anderson LLP, to incorporate their opinion dated January 18, 2002 (except for Note 20, as to which the date is January 31, 2002). The Company has made reasonable efforts to obtain this written consent but Arthur Anderson LLP has been unable to issue one. Therefore, pursuant to SEC Release 33-8070, "Requirements for Arthur Anderson LLP Auditing Clients," the Company is dispensing with the requirement to file the written consent of Arthur Anderson LLP. The Company does not believe that this will impact our financial statements but the ability of our investors to seek any prospective recovery from Arthur Anderson LLP may be limited significantly both by the absence of consent and the diminished amount of assets of Arthur Anderson LLP that are, or may in the future be, available to satisfy claims.